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                                                                    EXHIBIT 23.2

                        CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Emmis Communications Corporation for the registration of 2,875,000 shares of Cumulative Convertible Preferred Stock and to the incorporation by reference therein of our report dated February 20, 1998 (except for note 10, as to which the date is March 18, 1998) with respect to the combined financial statements of SF Broadcasting of Wisconsin, Inc. and SF Multistations, Inc. and Subsidiaries, filed with the Securities and Exchange Commission.



                                                   Ernst & Young LLP



New York, New York
September 28, 1999